Exhibit 99.2

News Release
Schering-Plough Corporation 2000 Galloping Hill Road Kenilworth, New Jersey 07033-0530

FOR RELEASE: IMMEDIATELY	Contact:	Robert J. Consalvo (908) 298-7409

FRED HASSAN, SCHERING-PLOUGH CHAIRMAN AND CEO,
HIGHLIGHTS SEVERAL NEW ACTION STEPS IN TURNAROUND PROGRAM

KENILWORTH, N.J., July 7, 2003 – Fred Hassan, chairman and chief executive officer of Schering-Plough Corporation (NYSE: SGP), today highlighted several important steps the company has taken as part of his Action Agenda to revitalize Schering-Plough and build long-term growth. “Through changes in strategy, structure, people and processes, we are establishing the foundation for a top-tier, cohesive business organization designed to operate with greater shared accountability and transparency while delivering excellence in execution,” Hassan said.

     Schering-Plough today announced a new organizational structure for its Global Pharmaceutical Business (GPB) designed to consolidate the company’s prescription pharmaceutical business units into a single, globally integrated operation under the leadership of Carrie Cox, executive vice president and president, Global Pharmaceuticals. The company also announced the appointment of Stanley Barshay as chairman of the newly organized Consumer Health Care (CHC) group. Barshay, who has an extensive background in health care and related consumer products, will bring his leadership in transforming Schering-Plough’s over-the-counter (OTC) products business.

     The company also announced organizational changes within Schering-Plough Research Institute (SPRI). In order to fully integrate all drug discovery functions within SPRI, John Curnutte, M.D., Ph.D., president and CEO of DNAX Research, Inc., will report to Catherine Strader, Ph.D., executive vice president, discovery research, Schering-Plough Research Institute. Curnutte will assume responsibility for all drug discovery activities in the SPRI laboratories in California, including research activities at Canji Inc. These organizational changes streamline the research programs in biologics, including protein therapeutics, therapeutic antibodies and gene therapy, and are expected to improve the flow of new product discoveries.

     The company is also implementing organizational changes in Global Finance. Building on the initial Action Steps announced in May, these changes reflect Schering-Plough’s commitment around the world to the concept of functional excellence and the consolidation of shared services and key support functions.

     Schering-Plough today also provided an earnings guidance for the 2003 second quarter, reporting that diluted earnings are expected to be approximately 12 cents per share. This follows earnings of 12 cents per share in the 2003 first quarter, in the wake of the loss of U.S. sales and profits of the CLARITIN prescription franchise, which was introduced as an over-the-counter product in December 2002. The company’s earnings guidance for the second quarter excludes any possible charges for unusual items.

     “We are moving swiftly to address urgent issues – especially in the areas of legal, quality and compliance – while also taking definitive actions designed to build a strong Schering-Plough for the long term,” Hassan said. “I have been working closely with our executive management team to implement strategic changes aimed at stemming the declines in market shares and getting Schering-Plough growing again. The steps announced today begin to install the strong, globalized management and systems that are required to lead us toward our goal of success and renewed prosperity.”

     DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking” statements concerning, among other things, the company’s business prospects and projected earnings for the 2003 second quarter. The company’s financial performance is dependent on the market viability of the company’s marketed and pipeline products, possible changes in business strategies and other factors, all of which are subject to substantial risks and uncertainties. The reader of this release should also understand that the forward-looking statements may also be adversely affected by general market and economic factors, competitive product development, product availability, current and future branded, generic and OTC competition, market and patient acceptance of new products, federal and state regulations and legislation, the regulatory review process in the United States and foreign countries for new products and indications, existing manufacturing issues and new manufacturing issues that may arise, timing of trade buying, patent positions, litigation and investigations, and instability or destruction in a geographic area important to the company due to reasons such as war or SARS. For further details and a discussion of these and other risks and uncertainties, see the company’s Securities and Exchange Commission filings, including the company’s 10-Q for the 2003 first quarter and its 8-Ks.

     Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

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